EXHIBIT 23.1
                              ARTHUR ANDERSEN LLP
















                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Gulf Power Capital Trust I Preferred Securities, Gulf Power Capital Trust II Preferred Securities, Gulf Power Capital Trust I Capital Securities, Gulf Power Capital Trust II Capital Securities, Gulf Power Company Junior Subordinated Notes and Gulf Power Company Guarantees with respect to Preferred Securities and Capital Securities of Gulf Power Capital Trust I and Gulf Power Capital Trust II) of our reports on Gulf Power Company dated February 21, 1996 included in Gulf Power Company's Form 10-K for the year ended December 31, 1995 and to all references to our firm included in this Registration Statement.



/s/ARTHUR ANDERSEN LLP



Atlanta, Georgia
December 30, 1996